Exhibit 4.2

DESCRIPTION OF SECURITIES

The following descriptions of the capital stock of Lakeside Holding Limited (“we,” “our,” “us,” or the “Company”) and certain provisions of our articles of incorporation and bylaws are summaries and qualified by reference to our articles of incorporation and our bylaws which are included as exhibits to this annual report on Form 10-K and the applicable provisions of the Nevada law.

As of September 25, 2024, we had 7,500,000 shares of common stock issued and outstanding.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock shall be entitled to share equally, on a per share basis, in all assets remaining after the payment of any liabilities.

Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “LSH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transhare Corporation.

Our Bylaws and Articles of Incorporation

The following summary of certain provisions of our amended bylaws and articles of incorporation, is qualified by reference to our amended bylaws and articles of incorporation that are filed as exhibits to the registration statement of which this prospectus forms a part and the applicable provisions of the Nevada law.

Our Board of Directors

Under our amended articles of incorporation, the number of directors may be increased or decreased to any number of full-age members by a majority vote of the stockholders as provided in our bylaws, but such number of members shall not be increased above the maximum of ten (10) full-age members nor decreased below a minimum of one (1) full-age member. We currently have five member on our board of directors.

Removal of Directors

Pursuant to the amended bylaws, any one or more of the directors may be removed either with or without cause at any time by the vote or written consent of the shareholders representing not less than two-thirds (2/3) of the issued and outstanding capital stock entitled to voting power.

Special Meetings of Stockholders

Pursuant to the amended bylaws, special meetings of the stockholders shall be held at the registered office of the Company or at such other place as shall be specified or fixed in a notice thereof. Such meetings of the stockholders may be called at any time by the chief executive officer, president or secretary, or by a director, and shall be called by the president on the written request of the holders of record of at least 10% of the number of shares of the Company then outstanding and entitled to vote, which written request shall state the object of such meeting.

Action by Written Consent of the Stockholders in Lieu of a Meeting

Pursuant to the amended bylaws, any action required to be taken at a meeting of the stockholders or any other action which may be taken at a meeting of the stockholders may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

Amendment to Our Bylaws

Pursuant to our amended bylaws, the bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of the stockholders by a vote of the stockholders owning a majority of the shares and entitled to vote thereat. These bylaws may also be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of the board of directors of the Company (if notice of such alteration or repeal be contained in the notice of such special meeting) by a majority vote of the directors present at the meeting at which a quorum is present, but any such amendment shall not be inconsistent with or contrary to the provision of any amendment adopted by the stockholders.

Amendment to Our Articles of Incorporation

Pursuant to our amended articles of incorporation, seventy-five percent (75%) of the voting shares outstanding shall be required to amend, alter, change or repeal any provision contained in our articles of incorporation.

Acquisition of a Controlling Interest

Pursuant to the NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our amended bylaws provide that these sections regarding acquisition of a controlling interest shall not apply to us.